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                                                                      Exhibit 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1983 Employee Stock Option Plan, the 1984 Employee Stock Option Plan, the 1985 Employee Stock Option Plan and the 1994 Employee Stock Option Plan of Medical Imaging Centers of America, Inc. of our report date February 2, 1996, except for Note 2, as to which the date is March 19, 1996, with respect to the consolidated financial statements of Medical Imaging Centers of America, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995.




                                                     ERNST & YOUNG LLP


San Diego, California
March 25, 1996